Exhibit (i)

One Bush Street Suite 1600 San Francisco, CA 94104-4446 +1 415 262 4500 Main +1 415 262 4555 Fax www.dechert.com

January 28, 2016

Causeway Capital Management Trust

11111 Santa Monica Blvd., 15th Floor

Los Angeles, California 90025

Re:	Securities Act Registration No. 333-67552

Investment Company Act File No. 811-10467

Dear Ladies and Gentlemen:

We have acted as counsel to Causeway Capital Management Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 38 to the Trust’s Registration Statement on Form N-1A, together with all Exhibits thereto (the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”) and Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940 (the “1940 Act”). You have asked for our opinion regarding the issuance of shares of beneficial interest of the Trust’s series proposed to be sold pursuant to the Registration Statement (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various organizational records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when sold and delivered by the Trust against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, will be duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Trust.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of Delaware and the provisions of the 1940 Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP